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                                                                   EXHIBIT 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement of IMC Global Inc., a Delaware corporation (the "Company"), on Form S-8 relating to the registration of 20,000 shares of the Company's Common Stock, $1.00 par value per share, for issuance under the Salary Reduction Plan for Hourly Employees of IMC-Agrico, Inc. Represented by Local #826 International Chemical Workers Union, of our report dated August 14, 1997, on our audits of the consolidated financial statements of Harris Chemical Group, Inc. as of March 29, 1997 and March 30, 1996, and for the years ended March 29, 1997, March 30, 1996, and March 25, 1995, which report is included in IMC Global Inc.'s Form 8-K/A which was filed with the Securities and Exchange Commission on June 15, 1998.


We also consent to the incorporation by reference in this registration statement of the Company on Form S-8 relating to the registration of 20,000 shares of the Company's common stock, $1.00 par value per share, for issuance under the Salary Reduction Plan for Hourly Employees of IMC-Agrico, Inc. Represented by Local #826 International Chemical Workers Union, of our report dated September 8, 1998, on our audits of the consolidated financial statements of Harris Chemical Group, Inc. as of March 28, 1998 and March 29, 1997, and for the years ended March 28, 1998, March 29, 1997 and March 30, 1996, which report is included in the Company's Form 8-K/A which was filed with the Securities and Exchange Commission on September 16, 1998.

Kansas City, Missouri                   /s/ PRICEWATERHOUSECOOPERS LLP
December 29, 1998                       ------------------------------------
                                        PricewaterhouseCoopers LLP